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                                                                     Exhibit 4.3

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1ST AMENDMENT TO THE PRIVATE INDENTURE FOR A PUBLIC PRIMARY OFFERING OF SIMPLE,
NON-CONVERTIBLE DEBENTURES, ISSUED IN TWO SERIES, AGAINST THE UNSECURED DEBT OF TELEMAR NORTE LESTE S.A.

                                     BETWEEN

                             TELEMAR NORTE LESTE S.A
                                     Issuer

                                       AND

                           PLANNER TRUSTEE DTVM LTDA.
                   Trustee representing the Debenture Holders

                                   ----------

                                      Date
                                 March 16, 2006

                                   ----------

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

1ST AMENDMENT TO THE PRIVATE INDENTURE FOR A PUBLIC PRIMARY OFFERING OF SIMPLE, NON-CONVERTIBLE DEBENTURES, ISSUED IN TWO SERIES, AGAINST THE UNSECURED DEBT OF TELEMAR NORTE LESTE S.A.

By means of this legal instrument, on the one hand,

TELEMAR NORTE LESTE S.A., a public company, based in the city of Rio de Janeiro, in the state of Rio de Janeiro, at Rua General Polidoro no. 99 - 5th floor, Botafogo, CEP 22280-004, with CNPJ/MF registration no. 33.000.118/0001-79, represented herein pursuant to the terms of its by-laws (the "Issuer");

and, on the other,

PLANNER TRUSTEE DTVM LTDA., an institution, authorized to operate by the Brazilian Central Bank, based in the city of Sao Paulo, in the state of Sao Paulo, at Avenida Paulista no. 2,439 - 11th floor, with CNPJ/MF registration no. 67.030.395/0001-46, representing collectively the underwriters or purchasers of the debentures that are the object of the present issue (the "Debenture Holders"), represented herein pursuant to the terms of its by-laws (the "Trustee"),

WHEREAS:

(i) under the terms of the Private Indenture for a Public Primary Offering of Simple, Non-Convertible Debentures, Issued in Two Series, against the Unsecured Debt of Telemar Norte Leste S.A. (the "Indenture"), signed on March 9, 2006, a bookbuilding procedure led to the definition of the rates of interest to be attached to the 1st and 2nd Series of Debentures, as well as the quantity of Debentures to be issued under this Indenture;

(ii) during the bookbuilding procedure, the Option to issue a Supplementary Lot was exercised, under the terms of item 3.5.1 of the Indenture, thereby raising the total amount of the Issue to R$2,160,000,000 (two billion, one hundred and sixty million reais);

(iii) the Issuer's Supervisory Board of Directors approved the remuneration of the 1st and 2nd Series at a meeting held on March 15, 2006; and

(iv) under the terms of the Indenture, the definition of the rate of interest to be attached to the Debentures, reached through a bookbuilding procedure, in accordance with the Indenture, must be declared in an amendment to the Indenture.

The parties RESOLVE to conclude the present 1st amendment to the Indenture (the "Amendment"), based upon the following clauses and conditions:


                                       2

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1.   All of the terms beginning with capital letters that are not expressly defined in this Amendment will have the meanings attributed to them in the Indenture.

2.   Alter item 2.2, which is to read as follows:

     "2.2 FILING WITH THE BOARD OF TRADE AND PUBLICATION OF THE MINUTES

     The minutes of the EGM were filed with the Board of Trade of the state of Rio de Janeiro ("BOTRJ") on March 10, 2006, under no. 1592093, and were published in the Official Gazette of the State of Rio de Janeiro and in the financial newspaper "Valor Economico" on March 13, 2006. The defined remuneration of the Debentures was approved at a meeting of the company's Supervisory Board of Directors ("MSB"), held on March 15, 2006, the minutes of which are to be filed with the BOTRJ and published in the periodicals Official Gazette of the state of Rio de Janeiro and "Valor Economico"."

3.   Alter items 3.2. and 3.3 of the Indenture, which are to read as follows:

     "3.2 Total Amount of the Issue

     The total amount of the Issue is R$2,160,000,000 (two billion, one hundred and sixty million reais), as at the Issue Date (as determined in item
     4.1.1. below).

     3.3  Number of Series

     The Issue was conducted in 2 (two) series, amounting to R$1,620,000,000 (one billion, six hundred and twenty million reais), at the Issue Date, in 1st (first) Series Debentures ("Debentures of the 1st Series"), and R$540,000,000 (five hundred and forty million reais), at the Issue Date, in 2nd (second) Series Debentures ("Debentures of the 2nd Series")".

4.   Alter item 3.4.1 of the Indenture, which is to read as follows:

     "3.4.1 The Debentures will be offered for public distribution, and will be allocated in return for a firm commitment, through the intermediation of financial institutions that are members of the Brazilian system for the distribution of securities, using the CETIP SDT system and the BovespaFix trading system, subject to clearing and settlement supervision by the CBLC, and in accordance with the terms and conditions stipulated in the "Private Contract for the Coordination, Distribution and Public Placement of Simple Debentures, through the Firm Commitment Underwriting of a Primary Offering by Telemar Norte Leste S.A.", signed on March 16, 2006, by the Issuer, Banco do Brasil - Banco de Investimento S.A., Banco Citibank S.A., Banco Bradesco S.A., Banco Itau BBA S.A, Banco ABN AMRO Real S.A. and Banco Pactual S.A. (the "Placement Contract"), as described in the Supplement (defined below)."

5. Exclude items 3.5.2 and 3.5.3, while item 3.5.1 of the Indenture is to read as follows:


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     "The Issuer and the Coordinators both exercised their options, during the bookbuilding procedure, to increase by 20% (twenty percent) and 15% (fifteen percent), respectively, the quantity of Debentures initially offered, raising the total amount of the issue from R$1,600,000,000 (one billion, six hundred million reais) to R$2,160,000,000 (two billion, one hundred and sixty million reais)".

6.   Alter item 3.6.1, which is to read as follows:

     "3.6.1 The Issue is within the limits laid down in the heading and 1st paragraph of article 60 of the Brazilian Corporation Law, since the capital stock of the Issuer, at the Issue Date (as determined in item 4.1.1 below) amounted to R$7,120,864,712.98 (seven billion, one hundred and twenty million, eight hundred and sixty-four thousand, seven hundred and twelve reais and ninety-eight centavos) and the total amount of the Issue, at the Issue Date, was R$2,160,000,000 (two billion, one hundred and sixty million reais), as shown in the table below:

Total amount of the Issue at the Issue Date       R$2,160,000,000
Capital stock of the Issuer as at Dec. 31, 2005   R$7,120,864,712.98

7.   Alter item 3.8.1, which is to read as follows:

     "3.8.1 The funds obtained by the Issuer from this Placement, including those obtained through exercising the option described in item 3.5 above, will be allocated, in accordance with Brazilian Corporation Law, to the rollover of debt, notably payment for the primary offering of debentures with Tele Norte Leste Participacoes S.A. ("TNL") and tranche C of the Contract for the Acquisition of Notes with ABN, as shown in the table below:

                             AMOUNT (R$)
        SOURCES           AT THE ISSUE DATE    %
        --------          -----------------   ---
Debentures - 1st Series     1,620,000,000      75%
Debentures - 2nd Series       540,000,000      25%
                            -------------     ---
TOTAL                       2,160,000,000     100%
                            =============     ===

                                           AMOUNT (R$)
                 USES                   AT SEPT. 30, 2004     %
                 ----                   -----------------   ----
Primary Offering of TNL Debentures      1,312,000,000       60.7%
Acquisition of Notes - ABN  Tranche C     288,000,000       13.3%
Due to BNDES in 2006                      560,000,000       26.0%
                                        -------------       ----
TOTAL                                   2,160,000,000        100%
                                        =============       ====


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8.   Alter item 4.1.3, which is to read as follows:

     "4.1.3 Quantity of Debentures Issued: A total of 216,000 (two hundred and sixteen thousand) Debentures will be Issued, 162,000 (one hundred and sixty-two thousand) Debentures of the 1st Series and 54,000 (fifty-four thousand) Debentures of the 2nd Series".

9.   Alter items 4.2 and 4.2.1.1, which are to read as follows:

     "4.2 REMUNERATION

     The remuneration of the Debentures was determined by the Issuer following deliberation at an MSB, and is the reason underlying this First Amendment to the Indenture, signed on March 16, 2006.

     4.2.1 REMUNERATION OF THE DEBENTURES OF THE 1ST SERIES

     4.2.1.1 The Nominal Value of the Debentures OF THE 1ST SERIES WILL, in accordance with item 4.2 above and after deducting amortization, INCUR remunerative interest equivalent to 103% (one hundred and three percent) of the average daily rate for the DI (Interbank Overnight Deposits) Extra-Group index ("DI Rate"), calculated and released daily by the CETIP, expressed as an annual percentage, using a 252 (two hundred and fifty two) working day base, and calculated exponentially and cumulatively, on a pro rata basis according to the number of working days that have elapsed ("Remuneration of the 1st Series")."

10. Alter the text corresponding to the letter "P" in item 4.2.1.4 from "at most, 105 (one hundred and five)" to "103 (one hundred and three)".

11.  Alter item 4.2.2.1, which is to read as follows:

     "4.2.2 REMUNERATION OF THE DEBENTURES OF THE 2ND SERIES

     4.2.2.1 The Nominal Unit Value of the DEBENTURES OF THE 2ND SERIES will, in accordance with item 4.2 above, incur interest equivalent to the sum of the average daily rates for the DI (Interbank Overnight Deposits) Extra-Group index ("DI Rates"), calculated and released by the CETIP, plus a spread of 0.55% (point five, five percent) per annum, using a 252 (two hundred and fifty two) working day base, as from the Issue Date, to be paid at the end of each 2ND SERIES Capitalization Period, according to the formula below ("Remuneration of the 2nd Series" and, together with the Remuneration of the 1st Series, "Remuneration")."

12. All other terms and conditions of the Indenture that have not been expressly altered by


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     this instrument are hereby ratified and remain in full force.

And, being joined and in agreement, the parties hereby sign 4 (four) identical copies of the present Amendment, together with the two witnesses present, whose names appear below.

                         Rio de Janeiro, March 16, 2006

                             TELEMAR NORTE LESTE S.A


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Name:                                   Name:
      -------------------------------         ----------------------------------
Position:                               Position:
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

[This page is an integral part of the First Amendment to the Private Indenture for a Public Primary Offering of Simple, Non-Convertible Debentures, Issued in Two Series, against the Unsecured Debt of Telemar Norte Leste S.A.]

                           PLANNER TRUSTEE DTVM LTDA.


-------------------------------------   ----------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Position:                               Position:
          ---------------------------             ------------------------------


Witnesses:


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Name:                                   Name:
      -------------------------------         ----------------------------------
RG:                                     RG:
    ---------------------------------       ------------------------------------
CPF:                                    CPF:
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